UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Community Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	55-0694814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 989 Bluefield, Virginia	26405
(Address of Principal Executive Offices)	Zip Code

FIRST COMMUNITY BANKSHARES, INC.
2022 OMNIBUS EQUITY COMPENSATION PLAN

(Full title of plan)

William P. Stafford, II, Agent for Service

Chairman of the Board and Chief Executive Officer, First Community Bankshares, Inc.

29 College Drive

Bluefield, West Virginia 26405

(276) 326-9000

With copies to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

(304) 347-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 26, 2022, the shareholders of First Community Bankshares, Inc. (“First Community”) approved the First Community Bankshares, Inc. 2022 Omnibus Equity Compensation Plan (“Plan”). First Community hereby offers up to 1,000,000 shares of its common stock, par value $1.00 per share, pursuant to the terms of awards which First Community may grant to employees, non-employee directors of First Community and its affiliates and individuals who qualify as a consultant or advisor and who are providing consulting services, under a written agreement, to First Community or any of its affiliates, pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*         The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement as permitted by the rules of the Securities and Exchange Commission (“the Commission”). The documents containing the information specified in Item 1 and 2 will be sent or given to participants in the First Community Bankshares, Inc. 2022 Omnibus Equity Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

First Community hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•	First Community’s Definitive Proxy Statement on Schedule 14A for First Community’s Annual Meeting of Shareholders filed on March 16, 2022;

•	First Community’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 22, 2023;

•	First Community’s Current Report on Form 8-K filed on January 24, 2022; and

•	The description of First Community’s common stock provided on Exhibit 4.1 to First Community’s Current Report on Form 8-K filed on October 2, 2018.

All reports and other documents filed by First Community pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of First Community’s Articles of Incorporation and the Bylaws of First Community and the Virginia Stock Corporation Act (“VSCA”), as such provisions relate to the indemnification of the directors and officers of First Community. This description is intended only as a summary and is qualified in its entirety by reference to First Community’s Articles of Incorporation and Bylaws and the VSCA.

First Community’s Articles of Incorporation provide indemnification to directors and certain officers and employees in accordance with the Bylaws of First Community. First Community’s Articles of Incorporation further provide that in addition to any indemnification provided in the Bylaws, to the full extent permitted by the VSCA and any other applicable law, as they exist on the date of the Articles of Incorporation or may be amended later, First Community will indemnify a Director or Officer of First Community who is or was a party to any proceeding (including a proceeding by or in the right of First Community) by reason of the fact that he or she is or was such a Director or Officer, or is or was serving at the request of First Community as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. These provisions in the Articles of Incorporation are intended to provide indemnification with respect to those monetary damages for which the VSCA permits the limitation or elimination of liability. The Articles of Incorporation also provide that to the full extent, if any, that the VSCA, as it exists on the date of the Articles of Incorporation or may be amended later, permits the limitation or elimination of the liability of Officers and Directors, an Officer or Director of First Community will not be liable to First Community or its shareholders.

With respect to third party proceedings, the Bylaws of First Community provide that:

●

First Community shall indemnify any Covered Person, with respect to any Proceeding (excluding a Proceeding by or for the benefit of First Community or a Related Entity), against Liabilities and Expenses incurred by such Covered Person in connection with such Proceeding if such Covered Person acted in good faith and in a manner that such Covered Person reasonably believed to be in or unopposed to the best interest of First Community; or, with respect to any criminal Proceeding, such Covered Person had no reasonable cause to believe his conduct was unlawful.

●

With respect to any administrative proceeding or civil action initiated by any federal or state banking agency, First Community shall provide such indemnification only after the Board of Directors determines, in writing, after due investigation and consideration, without any involvement by the Covered Person prior to and as a condition to any indemnification therefor, that (a) the Covered Person acted in good faith and in a manner Covered Person reasonably believed to be in or unopposed to the best interests of First Community, (b) that any requested payment of indemnification will not materially adversely affect the safety and soundness of either First Community or its subsidiaries, (c) that such indemnification payment is consistent with safe and sound banking practice, and (d) that the payment of indemnification is not a “prohibited indemnification payment” as defined in 12 C.F.R. Section 359.1(1).

With respect to proceedings by or for the benefit of First Community or Related Entity, the Bylaws provide that First Community shall indemnify Covered Persons who were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of any action or inaction on the part of the Covered Person in his or her corporate capacity against Liabilities and Expenses incurred by such Covered Persons if such Covered Person acted in good faith and in a manner that Covered Person reasonably believed to be in or unopposed to the best interest of First Community; provided, however, that no such indemnification shall be made in respect of any claim, issue or matter as to which said Covered Person shall have been adjudged to be liable to First Community, unless and only to the extent that the appropriate court of the State of Virginia or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Covered Person is fairly and reasonably entitled to indemnity for such Expenses and Liabilities which the appropriate court shall deem proper.

If a Covered Person is entitled to indemnification by First Community, for some or a portion of the Expenses or Liabilities, but not, however, for the total amount thereof, First Community shall nevertheless indemnify Covered Person for the portion of such Expenses and Liabilities to which Covered Person is entitled. If indemnification provided for in the Bylaws is unavailable by reason of a Court decision, other than a decision described in a proceeding by or for the benefit of First Community or Related Entity or by a ruling regarding a statutory prohibition against indemnification, or unavailable under the VSCA, then in respect of any Proceeding in which First Community is jointly liable with Covered Person (or would be if joined in such Proceeding), First Community shall contribute to the amount of Expenses and Liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by First Community and any Related Entity on one hand and Covered Person on the other hand from the transaction form which such Proceeding arose, and (ii) the relative fault of First Community on the one hand and of the Covered Person on the other in connection with the events which resulted in such Expenses and Liabilities as well as any other relevant equitable considerations.

The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not satisfy the standards set forth in the Bylaws for indemnification. Further, a Covered Person’s right to indemnification shall not be affected by the act, conduct, or knowledge of any other director, officer, or employee of First Community or Related Entities, and no such act, conduct, or knowledge will be imputed to Covered Person.

All determinations as to whether a Covered Person has satisfied the standards set forth in the Bylaws for indemnification, all determinations as to the reasonableness of Expenses, and all determinations as to whether a Covered Person is entitled to receive advance payments of Expenses pursuant to the Bylaws shall be made:

●	by the Board of Directors by majority vote of a quorum consisting of Disinterested Directors;

●

if a quorum of Disinterested Directors is not obtainable, then by majority vote of a committee that consists solely of two or more Disinterested Directors and that is duly designated by majority vote of a quorum of the full Board of Directors (including directors that are not Disinterested Directors); or

●

by independent legal counsel that is selected by (i) a majority of a quorum of Disinterested Directors or by a majority of a committee designated pursuant to clause (b) of this Section 5.4; or (ii) if such a quorum of Disinterested Directors cannot be obtained and such a committee cannot be designated, then by a majority vote of a quorum of the full Board of Directors (including directors that are not Disinterested Directors).

A determination as to the entitlement of any Covered Person to indemnification under the Bylaws shall be made promptly after there has been any judgment, order, settlement, dismissal, award or other disposition of the related Proceeding, or any partial disposition of such Proceeding that is sufficient to allow such a determination to be made. Without limitation of the foregoing, First Community shall exercise its best efforts to cause such a determination to be made prior to the time that such Covered Person is obligated to pay any Liabilities that he or she has incurred in such Proceeding.

Any adverse determination made shall be in writing and shall state the reason therefore. A copy of such writing with respect to any adverse determination made shall be provided to the Covered Person within ten (10) business days of the date of determination.

In the event of a determination pursuant to the preceding subparagraph that a Covered Person has not satisfied the standards set forth in the Bylaws for indemnification, such Covered Person shall be entitled to a final adjudication of such issue in a de novo judicial proceeding in an appropriate court of competent jurisdiction. Any action seeking such an adjudication must be commenced within thirty (30) days of the date that the Covered Person is notified of such adverse determination.

The Expenses of any Covered Person provided indemnification by First Community shall be paid by First Community in advance of the final disposition of such Proceeding upon receipt of an undertaking in writing by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by First Community as provided in the bylaws. No indemnification shall be paid or expenses advanced by First Community under the Bylaws, and none shall be ordered by any court, if such action would be inconsistent with any provisions of applicable law or regulation in effect at the time of the events which are the subject of the Proceeding which prohibits, limits, or otherwise conditions the exercise of indemnification powers by First Community or the rights of indemnification to which a Covered Person may be entitled.

Notwithstanding the forgoing, should the Expenses of any Covered Person described herein be covered by the D&O Policy of First Community and should such D&O Policy not require repayment by the Covered Person of advances made pursuant to the Bylaws, then the Covered Person shall not be required to repay such advances.

In the event First Community shall be obligated hereunder to pay the Expenses of any Proceeding against a Covered Person, First Community, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by the Covered Person (which approval shall not be unreasonably withheld), which counsel may be counsel for First Community, upon the delivery to the Covered Person of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Covered Person, and the retention of such counsel by First Community, First Community will not be liable to the Covered Person for any fees or counsel subsequently incurred by the Covered Person with respect to the same Proceeding, provided that (i) the Covered Person shall have the right to employee his or her counsel in any such proceeding, at the Covered Person’s sole expense.

The capitalized terms set forth above have the following definitions as set forth in the Bylaws of First Community:

Covered Person means any person who, by reason of his or her current or former status as one of the following, is, was or is threatened to be made a defendant in a Proceeding, or is involved as a witness (but not as a plaintiff or as a witnesses for the plaintiff) in a Proceeding where another Covered Person, First Community, and/or a Related Entity is, was or is threatened to be made a defendant: (i) a director or officer of First Community (as defined in Article III or IV hereof) or a Related Entity; (ii) agent or employee of the Company or a Related Entity specifically designated by the Board to be indemnified based on the nature of their duties or assignment(s); or (iii) a director or officer of First Community who is or was serving at the request of First Community, which request shall be documented in writing, as a director, officer, employee, agent, administrator or trustee of an Other Entity.

Disinterested Director means a director of First Community who is not and has not been a party to or involved in the Proceeding with respect to which indemnification is sought.

Expenses means all costs and expenses (including, without limitation, attorneys’ fees and court costs) actually and reasonably incurred by a Covered Person in connection with a Proceeding or in connection with successfully establishing a right to indemnification hereunder.

Liabilities means final judgments, fines (including, without limitation, excise taxes assessed in connection with an employee benefit plan), penalties, amounts paid in settlement (if such settlement is approved in advance by First Community, which approval shall not be unreasonably withheld), and other liabilities of any type (other than Expenses) actually incurred by a Covered Person in connection with a Proceeding.

Other Entity means any corporation (other than First Community or a Related Entity), agency, general partnership, limited partnership, limited liability company, employee benefit plan, bank, joint venture, trust, business trust, cooperative, association, enterprise, or other generally recognized business form.

Proceeding includes any threatened, pending or completed action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal (including, without limitation, arbitrations and other means of alternative dispute resolution, targeted or general investigations, requests for voluntary cooperation, production of documents, and the like by any regulatory agency), and any appeal or other proceeding for review. A Proceeding does not include any action or claim initiated or brought voluntarily by a Covered Person, including an action or claim brought against First Community or its directors, officers, employees, agents, or other Covered Persons, and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification, unless such is deemed a covered Proceeding by the Board of Directors prior to its initiation.

Related Entity means any corporation (other than First Community), agency, general partnership, limited partnership, limited liability company, employee benefit plan, bank, joint venture, trust, business trust, cooperative, association, enterprise, or other generally recognized business form which is, directly or indirectly, controlling, controlled by, or under common ownership with First Community whether control is by management authority, equity ownership, contract or otherwise. Control in this context means direct or indirect ownership of 50% or more of the voting equity.

In addition to any indemnification provided in the Bylaws, Article 10 of the Virginia Stock Corporation Act (“VSCA”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation or, while a director or officer, is or was serving at such corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another entity, if such person acted in good faith and believed his or her conduct to be in the best interests of such corporation. Indemnification is also authorized with respect to a criminal proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 10 of the VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted Bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law. Article 9 of the VSCA authorizes the elimination of liability of, and provides limitations on damages payable by, officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1

Articles of Incorporation of First Community Bankshares, Inc. as in effect on the date hereof (incorporated by reference to Appendix B of the Definitive Proxy Statement on Form DEF14A dated April 24, 2018 and filed March 13, 2018.)

4.2

Bylaws of First Community Bankshares, Inc. as in effect on the date hereof (incorporated into this filing by reference to Exhibit 3.2 to First Community Bankshares, Inc.’s Current Report on Form 8-K dated and filed October 2, 2018.)

4.3

First Community Bankshares, Inc. 2022 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit A to First Community Bankshares, Inc.’s Definitive Proxy Statement on Form DEF14A for First Community’s Annual Meeting of Shareholders filed on March 16, 2022.)

5.1	Opinion of Bowles Rice LLP
23.1	Consent of Bowles Rice LLP (included in legal opinion contained in Exhibit 5.1)
23.2	Consent of Elliott Davis, PLLC
23.3	Consent of FORVIS, LLP, formerly Dixon Hughes Goodman LLP
24	Powers of Attorney (included on the signature page of this Registration Statement and incorporated herein by reference).
107	Filing Fee Table included in filing.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Bluefield, Virginia, on March 7, 2023.

FIRST COMMUNITY BANKSHARES, INC.

By:	/s/ William P. Stafford, II
William P. Stafford, II
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each director and officer of First Community Bankshares, Inc. (the “Corporation”), whose signature appears below, hereby appoints William P. Stafford, II, as his or her attorney-in-fact, to sign, in his or her name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission, the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, up to 1,000,000 shares of the common stock of the Corporation (as such number of shares may be adjusted from time to time for stock dividends, stock splits, or similar transactions affecting the common stock of the Corporation generally) in connection with the Corporation’s 2022 Omnibus Equity Compensation Plan, along with an indeterminate amount of plan interests thereunder, and likewise to sign and file any amendments, including post-effective amendments, to the Registration Statement, hereby granting to such attorney full power and authority to do and perform in the name and on behalf of each of the undersigned, and in any and all such capacities, every act and thing whatsoever necessary to be done in and about the premises as fully as any of the undersigned could or might do in person, hereby granting to each such attorney-in-fact full power of substitution and revocation and hereby ratifying all that any such attorney-in-fact or his substitute may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Stafford, II	Chairman of the Board, Director and	March 7, 2023
William P. Stafford, II	Chief Executive Officer (Principal Executive Officer)

/s/ David D. Brown	Chief Financial Officer and Secretary	March 7, 2023
David D. Brown	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gary R. Mills	President and Director	March 7, 2023
Gary R. Mills

/s/ C. William Davis	Director	March 7, 2023
C. William Davis

/s/ M. Adam Sarver	Director	March 7, 2023
M. Adam Sarver

/s/ Samuel L. Elmore	Director	March 7, 2023
Samuel L. Elmore

/s/ Richard S. Johnson	Director	March 7, 2023
Richard S. Johnson

/s/ Harriet B. Price	Director	March 7, 2023
Harriet B. Price

/s/ Beth A. Taylor	Director	March 7, 2023
Beth A. Taylor